Exhibit 10.2
          SECOND AMENDMENT dated as of July 24, 2009 (this “Amendment”) to each of (i) the Three-Year Unsecured Letter of Credit Facility Agreement dated as of March 12, 2007, as amended by the First Amendment dated October 25, 2007 (the “Three-Year Facility Agreement”), and (ii) the Five-Year Secured Letter of Credit Facility Agreement dated as of March 12, 2007, as amended by the First Amendment dated October 25, 2007 (the “Five-Year Facility Agreement”) (each as heretofore amended, supplemented or otherwise modified, the “Credit Agreements”), among VALIDUS HOLDINGS, LTD. (the “Company”), VALIDUS REINSURANCE, LTD. (“Validus Re” and collectively with the Company, the “Account Parties”), the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
          WHEREAS, the Company proposes to acquire IPC Holdings, Ltd.;
          WHEREAS, the Account Parties and the Required Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreements in the manner set forth herein;
          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreements (as amended hereby).
          SECTION 2. Amendments to the Credit Agreements. Effective as of the Second Amendment Effective Date (as defined below), the Credit Agreements are hereby amended as follows:
          (a) Section 1.01 of each of the Credit Agreements is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:
     “IPC” means IPC Holdings, Ltd., a company organized under the laws of Bermuda.
     “IPC Facilities” means (i) the credit agreement among IPC, IPCRe Limited, the lenders listed on the signature pages thereto, and Wachovia Bank, National Association, as administrative agent and fronting bank, providing for letters of credit in an aggregate amount of up to $250.0 million at any time outstanding, and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof and (ii) the letters of credit master agreement between IPCRe Limited and Citibank N.A., providing for letters of credit and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof; provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancings be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in each of the IPC Facilities as of the date hereof.
     “IPCRe Limited” means IPCRe Limited, a company organized under the laws of Bermuda.
     “Minimum Consolidated Net Worth Amount” means, at any time, an amount which initially shall be equal to 70% of Consolidated Net Worth as calculated using the pro forma balance sheet included in the definitive proxy statement relating to the IPC Acquisition, and which amount shall be increased immediately following the last day of each fiscal quarter (commencing with the fiscal quarter commencing after the date of such pro forma balance sheet) by (i) an amount (if positive) equal to 50% of the Net Income for such fiscal quarter plus (ii) 50% of the net cash proceeds received from any issuance of shares of common stock of the Company during such fiscal quarter.
          (b) Section 1.01 of the Three-Year Facility Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent in good faith, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the LC Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (c) failed, within (3) three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Index Rating” means (i) with respect to S&P, the Company’s Counterparty Credit Rating and (ii) with respect to Moody’s, the Company’s Long-term Issuer Rating.
          (c) Section 1.01 of the Three-Year Facility Agreement is amended to delete in its entirety the definitions of “Financials” and “Utilization Increase” therefrom.
          (d) Section 1.01 of the Five-Year Facility Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:
     “Applicable Commitment Fee Rate” means 0.125% per annum.
     “Applicable Letter of Credit Fee Rate” means 0.625% per annum.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent in good faith, that has (a) failed to fund any portion of its participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the LC Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (c) failed, within (3) three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          (e) The definition of “Applicable Rate” appearing in Section 1.01 of the Three-Year Facility Agreement is restated in its entirety to read as follows:
          “Applicable Rate” means, on any date, with respect to the Commitment Fee, the Eurodollar Loans, the ABR Loans or the Letter of Credit Fee, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurodollar Spread”, “ABR Spread” or “Letter of Credit Fee”, as the case may be, based upon the Index Ratings by Moody’s and S&P, respectively, applicable on such date:

		Commitment	Eurodollar	ABR	Letter of Credit
Category	Index Ratings	Fee Rate	Spread	Spread	Fee
Category 1	A-/A3 or better	0.30%	2.25%	1.25%	2.25%
Category 2	BBB+/Baa1	0.40%	2.50%	1.50%	2.50%
Category 3	BBB/Baa2	0.50%	3.00%	2.00%	3.00%
Category 4	BBB-/Baa3	0.625%	3.75%	2.75%	3.75%
Category 5	BB+/Ba1 or lower	0.75%	4.50%	3.50%	4.50%
          For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect an Index Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then each such rating agency shall be deemed to have established a rating in Category 5; (ii) if the Index Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (iii) if only one of Moody’s and S&P shall have in effect an Index Rating, then the Applicable Rate shall be determined by reference to the Category of such Index Rating; and (iv) if the Index Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations or issuers, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Index Rating most recently in effect prior to such change or cessation.
          (f) Section 2.14(b) of each of the Credit Agreements is amended to add the phrase “shall become a Defaulting Lender or” immediately after the phrase “If any Lender” appearing at the beginning thereof.
          (g) Section 2.23(b) of the Three-Year Facility Agreement is restated in its entirety as follows:
               “(b) [Intentionally Omitted.]”
          (h) Article II of the Three-Year Facility Agreement is amended to add the following as a new Section 2.26 thereto:
          SECTION 2.26. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) if any Letter of Credit Outstandings (excluding Letter of Credit Outstandings in respect of any Several Letter of Credit so long as (i) neither the Issuing Agent nor any Lender (other than the Defaulting Lender) has an obligation or liability in respect of the Defaulting Lender’s obligation under such Several Letter of Credit and (ii) the beneficiary under such Several Letter of Credit or any other third party does not claim or otherwise assert in writing (which claim or assertion is not withdrawn) that the Issuing Agent or any Lender (other than the Defaulting Lender) has an obligation or liability in respect of the Defaulting Lender’s obligation under such Several Letter of Credit) exist at the time a Lender is a Defaulting Lender, the Company shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Letter of Credit Outstandings (as adjusted above) in accordance with the procedures set forth in Section 2.10 for so long as such Letter of Credit Outstandings are outstanding; and
     (b) no LC Issuer shall be required to issue, amend, extend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Company in accordance with (and to the extent required by) Section 2.26(a).
          (i) Section 5.01 of the Three-Year Facility Agreement is hereby amended to restate clause (i) thereof in its entirety as follows:
     (i) Ratings Information. (i) Promptly after A.M. Best Company, Inc. shall have announced a downgrade in the financial strength rating of Validus Re, written notice of such rating change. (ii) Promptly after Moody’s or S&P shall have announced a change in the Index Rating established or deemed to have been established, written notice of such rating change.
          (j) Clause (ii) of Section 6.02 of each of the Credit Agreements is hereby replaced in its entirety with the following:

     “(ii) any Subsidiary may merge, consolidate or amalgamate with or into another Person, if (x) such Subsidiary survives (or, in the case of an amalgamation, continues immediately following) such merger, consolidation or amalgamation and (y) immediately after giving effect to such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred and be continuing,”
          (k) Clause (a) of Section 6.02 of each of the Credit Agreements is hereby amended by inserting a “(1)” at the beginning thereof and inserting the following at the end thereof:
     “and (2) such dispositions by IPC or any of its Subsidiaries of any of their respective properties or assets to IPC or any of its other Subsidiaries”
          (l) Clause (e) of Section 6.02 of each of the Credit Agreements is hereby amended by adding the following at the end of the parenthetical phrase contained therein: “or the IPC Facilities”.
          (m) Section 6.03(p) of the Three-Year Facility Agreement is hereby amended and restated in its entirety to read as follows:
          “(p) (i) Liens created pursuant to the Five-Year Secured Letter of Credit Facility (including the security documents thereunder) and (ii) Liens created to cash collateralize a Defaulting Lender’s Letter of Credit Outstandings pursuant to Section 2.26 hereof;”
          (n) Section 6.12 of each of the Credit Agreements is amended by inserting the words “or the IPC Facilities” at the end of clause (xiv) thereof.
          (o) Section 6.16 of each of the Credit Agreements is amended by deleting the word “and” at the end of clause (f) thereof, replacing the period at the end of clause (g) thereof with “; and” and inserting the following before the period:
          “(h) acquisition, by no later than January 31, 2010, by the Company, directly or indirectly through one or more of its Subsidiaries, in a non-hostile acquisition of all or substantially all of the outstanding common shares or assets of IPC whether through merger, amalgamation, scheme of arrangement, share exchange, consolidation or otherwise or through a tender or exchange offer followed by one of the foregoing (the “IPC Acquisition”)”.
          (p) In the event this Amendment is executed by each Lender, Section 1.01 of the Three-Year Facility Agreement is amended to add the following definition thereto in appropriate alphabetical order and replace the corresponding previously existing definition:
          “Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Required Lenders means Lenders whose aggregate Credit Exposures exceed 50% of the Loan Exposure and the aggregate amount of Letter of Credit Outstandings at such time; provided, further, that, so long as a Lender is a Defaulting Lender, the Commitments and the Credit Exposures of such Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

          (q) In the event this Amendment is executed by each Lender, Section 1.01 of the Five-Year Facility Agreement is amended to add the following definition thereto in appropriate alphabetical order and replace the corresponding previously existing definition:
          “Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Required Lenders means Lenders whose Letter of Credit Outstandings exceed 50% of the aggregate amount of Letter of Credit Outstandings at such time; provided, further, that, so long as a Lender is a Defaulting Lender, the Commitments and the Letter of Credit Outstandings of such Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
          (r) In the event this Amendment is executed by each Lender, Section 2.11 of each of the Credit Agreements is hereby amended to insert a new clause (f) therein immediately following clause (e) thereof as follows:
          (f) Notwithstanding anything to the contrary in this Section 2.11, for so long as a Lender is a Defaulting Lender, no fees hereunder shall accrue or be payable to such Lender until such Lender ceases to be a Defaulting Lender.
          SECTION 3. Representations and Warranties. Each Account Party hereby represents and warrants to the Lenders that as of the Second Amendment Effective Date and after giving effect hereto:
     (a) this Amendment has been duly authorized, executed and delivered by such Account Party, and each of this Amendment and the Credit Agreements (each as amended hereby) constitute such Account Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms,
     (b) no Default or Event of Default has occurred and is continuing,
     (c) all representations and warranties of such Account Party contained in each of the Credit Agreements (each as amended hereby) and the other Loan Documents (excluding those set forth in Section 3.09(b) of each of the Credit Agreements) are true and correct in all material respects on and as of the date hereof (except with respect to representations and warranties expressly made only as of an earlier date, which representations were true and correct in all material respects as of such earlier date), and
     (d) Validus Re and IPCRe Limited and each other Regulated Insurance Company that is material to the Company and its Subsidiaries, taken as a whole, has in effect a current financial strength rating of no less than “A-” from A.M. Best Company, Inc. (or its successor) to the extent rated by A.M. Best Company, Inc.
          SECTION 4. Effectiveness. This Amendment shall become effective, with respect to each Credit Agreement, as of the first date (the “Second Amendment Effective Date”) on which the following conditions are satisfied: (i) the IPC Acquisition shall be consummated (or, in the event the IPC Acquisition consists initially of a tender offer or exchange offer, such tender offer or exchange offer shall be consummated), (ii) the Syndication Agent shall have received counterparts hereof duly executed and delivered by each of the Account Parties and the Required Lenders as defined in such Credit Agreement (provided that, for the avoidance of doubt, the amendments to the Credit Agreements set forth in clauses (p), (q) and (r) hereof shall not be effective unless each of the Lenders has delivered an executed counterpart hereof) and (iii) the Company shall have paid to the Syndication Agent (or its affiliate) (a) a fee for the account of each Lender that consents to this Amendment at or prior to 5:00 p.m., New York City time, on July 23, 2009 (or such later date and time specified by the Company and notified in writing by the Administrative Agent to the Lenders) (such Lender, a “Consenting Lender”) in an amount equal to 0.125% of such Lender’s Commitment under such Credit Agreement on the Second Amendment Effective Date and (b) the other fees and expenses payable under Section 6 hereof (in the case of expenses, to the extent invoiced prior to the Second Amendment Effective Date).
          SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreements or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreements or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Account Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreements or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreements specifically referred to herein. This Amendment shall constitute a Loan Document. All representations and warranties made by each Account Party herein shall be deemed made under the Credit Agreements with the same force and effect as if set forth in full therein. On and after the Second Amendment Effective Date, any reference to the Credit Agreements contained in the Loan Documents shall mean the Credit Agreements as modified hereby.
          SECTION 6. Expenses. The Account Parties agree to pay and reimburse the Syndication Agent (and its applicable affiliates) for its separately agreed upon fees and reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel.
          SECTION 7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
          (b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile or other electronic imaging means of the relevant executed signature pages hereof.
          SECTION 8. Effect of Assignments. If any Consenting Lender shall assign any of its Commitments or Loans before the occurrence of the Second Amendment Effective Date, it shall, upon effecting such assignment, cause the assignee of such Commitments or Loans to deliver an executed counterpart to this Amendment to the Syndication Agent and the Company in respect of all such Commitments and Loans. The Consenting Lender may, at its option, give written instructions to the Syndication Agent, upon effecting such assignment, that such assignee is to be paid any fee owing to such Consenting Lender under Section 4(iii) hereof on the Second Amendment Effective Date, and the Company shall have discharged all obligations to pay such fee to such Consenting Lender if such fee is so paid to such assignee. No assignment in violation of the first sentence of this Section 8 shall be effective.

          SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

VALIDUS HOLDINGS, LTD.
By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	Executive Vice President & Chief Financial Officer

VALIDUS REINSURANCE, LTD.
By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	Chief Financial Officer & Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, AS LC ISSUER, ADMINISTRATIVE AGENT AND A LENDER,

by	/s/ Mark M. Cisz
Name: Mark M. Cisz
Title: Executive Director

DEUTSCHE BANK AG NEW YORK BRANCH,

By:	/s/ Melissa A. Curry
Name:	Melissa A. Curry
Title:	Director

By:	/s/ John S. McGill
Name:	John S. McGill
Title:	Director

THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York),

By:	/s/ Lizanne T. Eberle
Name:	Lizanne T. Eberle
Title:	Managing Director

CALYON NEW YORK BRANCH,

By:	/s/ Charles Kornberger
Name:	Charles Kornberger
Title:	Managing Director

By:	/s/ Walter Jay Buckley
Name:	Walter Jay Buckley
Title:	Managing Director

ING BANK N.V., LONDON BRANCH,

By:	/s/ N. J. Marchant
Name:	N. J. Marchant
Title:	Director

By:	/s/ Geraldine P. Kelly
Name:	Geraldine P. Kelly
Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION,

By:	/s/ Karen Hanke
Name:	Karen Hanke
Title:	Director

ABN AMRO BANK N.V.,

By:	/s/ Nancy Beebe
Name:	Nancy Beebe
Title:	Senior Vice President

By:	/s/ Andrew C. Salerno
Name:	Andrew C. Salerno
Title:	Director

THE BANK OF NOVA SCOTIA,

By:	/s/ David Mahmood
Name:	David Mahmood
Title:	Managing Director

COMERICA BANK,

By:	/s/ Chatphet Saipetch

Name:	Chatphet Saipetch
Title:	Vice President

UBS LOAN FINANCE LLC,

By:	/s/ Marie Haddad

Name:	Marie Haddad
Title:	Associate Director

UBS LOAN FINANCE LLC,

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Associate Director

BNP PARIBAS,

By:	/s/ Riad Jafarov

Name:	Riad Jafarov
Title:	Vice President

By:	/s/ Laurent Vanderzyppe

Name:	Laurent Vanderzyppe
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION,

By:	/s/ Lawrence Karp
Name:	Lawrence Karp
Title:	Senior Vice President

LLOYDS TSB BANK PLC, in its capacity as a Lender under the Three Year Facility Agreement

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	Associate Director

By:	/s/ Shane Klein
Name:	Shane Klein
Title:	Director